EXHIBIT 3.6
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                               AMENDMENT OF BYLAWS

     RESOLVED, that Section 2 of Article II of the Bylaws of the corporation is hereby amended in its entirety to read as follows:

     SECTION 2. ANNUAL MEETING; BUSINESS TO BE CONDUCTED AT ANNUAL MEETING. (a) Annual meetings of stockholders for the purpose of electing directors and for the transaction of such other business as may be properly brought before the meetings may be held at such time, date and place as the board shall determine by resolution.
     (b) Only such business shall be conducted at an annual meeting of stockholders as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business must be (i) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the board of directors, (ii) otherwise properly brought before the meeting by or at the direction of the board of directors, or (iii) otherwise properly brought before the meeting by a shareholder. For business to be properly brought before an annual meeting by a shareholder, the shareholder must have given timely notice thereof in writing to the secretary. To be timely, a shareholder's notice must be delivered to or mailed and received at the principal office of the corporation not less than 60 days nor more than 90 days prior to the meeting; provided, that in the event that less than 70 days' notice of the date of the meeting is given to the stockholders, notice by the shareholder to be timely must be so received not later than the close of business on the seventh day following the day on which such notice of the date of the meeting was mailed. A shareholder's notice to the secretary shall set forth (i) as to each matter the shareholder proposes to bring before the annual meeting, a brief description of the business proposed to be brought before the annual meeting, the language of the proposal, if appropriate, and the reasons for conducting such business at the annual meeting, (ii) the name and address, as they appear on the corporation's books, of the shareholder proposing such business, (iii) a representation that the shareholder is entitled to vote at such meeting and a statement of the class and number of shares of the corporation which are beneficially owned by the shareholder, (iv) any material interest of the shareholder in such business, and (v) a representation that the shareholder intends to appear in person or by proxy at the meeting to present the business specified in the notice. Notwithstanding anything in these bylaws to the contrary, no business shall be conducted at any annual meeting except in accordance with the procedures set forth in this Section 2. The board of directors or the chair of the meeting shall, if the facts warrant, determine (i) that a proposal does not constitute proper business to be transacted at the meeting, or (ii) that business was not properly brought before the meeting in accordance with the provisions of this Section 2, and, if it is so determined, in either case, any such business shall not be transacted. The procedures set forth in this subsection (b) for business to be properly brought before an annual meeting by a shareholder are in addition to, and not in lieu of, the requirements set forth in Rule 14a-8 under Section 14 of the Securities Exchange Act of 1934, as amended, or any successor provision.